<u>AMENDMENT NO. 3 TO MINERAL PROPERTY PURCHASE AGREEMENT</u>

THIS AMENDMENT NO. 3 TO THE MINERAL PROPERTY PURCHASE AGREEMENT (this "**Amendment**") is made as of the 1st day of October, 2014

BETWEEN:

QUARTZ MOUNTAIN RESOURCES LTD., a corporation incorporated under the laws of the Province of British Columbia

("**QZM**")

-and-

BEARCLAW CAPITAL CORP., a corporation incorporated under the laws of the Province of British Columbia

("**Bearclaw**")

WHEREAS Finsbury Exploration Ltd. ("**Finsbury**") and Bearclaw entered into a mineral property purchase agreement dated October 4, 2011 (the "**Purchase Agreement**") pursuant to which Finsbury purchased, among other things, certain mineral claims located in British Columbia (the "**Mineral Properties**");

AND WHEREAS pursuant to a Sale Agreement dated July 27, 2012 Finsbury sold to QZM, among other things, the Mineral Properties and transferred its rights and obligations under the Purchase Agreement to Quartz;

AND WHEREAS Finsbury and Bearclaw amended the Purchase Agreement effective July 27, 2012 to reflect the foregoing;

AND WHEREAS QZM and Bearclaw further amended the Purchase Agreement on July 4, 2013 to reduce the Principal Sum and to amend the form of Debenture, as such terms are defined in the Purchase Agreement (the "**Amended Purchase Agreement**");

AND WHEREAS the parties have agreed to further amend the Purchase Agreement on the terms set forth in this Amendment No. 3;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.01 **<u>Definitions</u>**

All capitalized terms used in this Amendment No. 3 shall, unless otherwise indicated herein, have the meanings ascribed thereto in the Amended Purchase Agreement.

1.02 Amendment to Purchase Consideration

The Parties agree that the Debenture in the form attached as Schedule E to the Amended Purchase Agreement is amended to, inter alia:

(a) remove all reference to the October 31, 2014 Maturity Date and for greater certainty to confirm that Bearclaw may not demand repayment of the Principal Sum or any portion thereof;
(b) provide for repayment of the Principal Sum in annual installments in the amount equal to the lesser of: (i) $50,000; or (ii) the outstanding principal sum as of such date, commencing on January 31, 2015 and thereafter on or before January 31 or each subsequent year until the Principal Sum has been repaid on the Final Payment Date;
(c) reduce the rate of Interest to 7.5% commencing October 1, 2014 until the Final Repayment Date;
(d) provide for the payment by QZM to Bearclaw of $50,000 on or before October 8, 2014 to be applied solely against the Principal Sum;
(e) provide for automatic conversion of at least 50% of the outstanding Principal Sum into common shares of QZM upon a financing of QZM which raises proceeds in the minimum amount of $1,000,000;
(f) change the conversion price; and
(g) provide for prepayment by QZM without penalty,

in each case as more particularly set out in Schedule A hereto, which Schedule A is hereby inserted as Schedule E of the Amended Purchase Agreement in replacement of the existing Schedule E thereto.

1.03 Closing

On a date mutually agreeable to the Parties (the "**Closing Date**"), Bearclaw will deliver to counsel for QZM for cancellation the original certificate representing the Debenture issued under the Amended Purchase Agreement and QZM will issue the Amended and Restated Debenture in the form attached hereto as Schedule A.

1.04 Effect on Amended Purchase Agreement

Except as specifically amended or modified hereby, the Amended Purchase Agreement remains in full force and effect and is hereby ratified by the Parties. To the extent of any conflict or inconsistency between the terms and provisions of this Amendment No. 3 and those of the Amended Purchase Agreement, the terms and provisions of this Amendment No.3 shall govern and control.

1.05 Regulatory Approvals

This Agreement is subject to receipt of all required regulatory approvals, including approval from the TSX Venture Exchange.

1.06 Counterparts

This Amendment No. 3 may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and same instrument.

1.07 Delivery

Delivery of an executed signature page to this Amendment No. 3 by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Amendment No. 3 by such Party.

IN WITNESS WHEREOF the Parties have executed this Amendment No. 3.

QUARTZ MOUNTAIN RESOURCES LTD.

By: [signature]
Name: Michael Lee
Title: CFO

BEARCLAW CAPITAL CORP.

By: [signature]
Name: SCOTT M. ROSS
Title: PRESIDENT & CEO